     As filed with the Securities and Exchange Commission on April 11, 1997
                                          Registration No. 33-..................
================================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549
                                  ___________

                                   FORM S-8
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                                  ___________

                      PROTEIN POLYMER TECHNOLOGIES, INC.
              (Exact name of registrant as specified in charter)

           DELAWARE                                   33-0311631
(State or other jurisdiction of                      (I.R.S. Employer
incorporation or organization)                       Identification No.)

10655 SORRENTO VALLEY ROAD
SAN DIEGO, CALIFORNIA                                       92121
(Address of Principal Executive Offices)                  (Zip Code)

                                   _________

                      PROTEIN POLYMER TECHNOLOGIES, INC.
                1996 NON-EMPLOYEE DIRECTORS' STOCK OPTION PLAN
                           (Full title of the plan)

                              J. THOMAS PARMETER
                      Chairman & Chief Executive Officer
                      PROTEIN POLYMER TECHNOLOGIES, INC.
                          10655 Sorrento Valley Road
                         San Diego, California  92121
                    (Name and address of agent for service)

                                (619) 558-6064

         (Telephone number, including area code, of agent for service)
                                   _________

                        CALCULATION OF REGISTRATION FEE

                                                                Proposed              Proposed
                                                                 Maximum              Maximum
          Title of Securities              Amount to be      Offering Price          Aggregate              Amount of
           to be Registered                 Registered        Per Share (1)      Offering Price (1)     Registration Fee
-----------------------------------------------------------------------------------------------------------------------

Common Stock, $.01 par value                 250,000(2)          $2.00                 $500,000               $151.52

Options to purchase shares of Common         250,000(3)          $ -0-(3)              $    -0-(3)            $   -0-(3)
 Stock, par value $.01 per share (3)
-----------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457 under the Securities Act of 1933, as amended. The Proposed Maximum Aggregate Offering Price is based on the last sale price as quoted on the National Association of Securities Dealers Automated Quotation System on April 8, 1997 of $2.00 per share with respect to the 250,000 shares issuable under the Company's 1996 Non-Employee Directors' Stock Option Plan.
(2) This Registration Statement covers, in addition to such number of shares issuable upon exercise of the Options to be granted under the Company's 1996 Non-Employee Directors' Stock Option Plan, an indeterminate number of additional shares which may become subject to Options as a result of the adjustment provisions of the Plan. The registration fee is calculated only on the stated number of shares.
(3) The Options to be registered hereunder are being registered for the sole purpose of permitting the Company to qualify the Options by coordination in California. Because the Options will be distributed without charge to Plan participants, no separate registration fee is required.
================================================================================

                                   PART II/1/


              INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.   INCORPORATION OF DOCUMENTS BY REFERENCE

          The following documents are hereby incorporated into this Registration Statement and made a part hereof by this reference:

(a) The Annual Report on Form 10-KSB of Protein Polymer Technologies, Inc. (the "Company" or "Registrant") for the fiscal year ended December 31, 1996 filed with the Securities and Exchange Commission (the "Commission") on March 27, 1997 pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act");

(b) The description of the Company's Common Stock contained in the Company's Registration Statement under the Exchange Act on Form 8-A, filed with the Commission on December 11, 1991, as amended by Form 8 filed on January 17, 1992.


          In addition, all documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement, and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of the filing of such documents with the Commission.

-------------------

/1/ Information required by Part I of Form S-8 is contained in a Section 10(a) prospectus to be distributed to each optionee and is omitted from this Registration Statement in accordance with Rule 428 promulgated under the Securities Act and the Note to Part I of Form S-8.

ITEM 4.   DESCRIPTION OF SECURITIES

          STOCK OPTIONS. Under the Company's 1996 Non-Employee Directors' Stock Option Plan (the "Plan"), the Company may grant Options to directors of the Company who are not employees of the Company nor of any of its present or future parent or subsidiary corporations ("Participating Directors") to purchase up to an aggregate of 250,000 shares of common stock, par value $.01 per share of the Company (the "Common Stock"), subject to adjustment for stock splits, stock dividends or similar capital adjustments. As of April 10, 1997, there were outstanding 35,000 Options to purchase shares of Common Stock under the Plan. Options to be granted pursuant to the Plan consist of nonstatutory stock options which may be granted to Participating Directors of the Company. Options are evidenced by stock option agreements (the "Option Agreements") entered into between the Company and each optionee. The Plan requires each Option Agreement to be signed by the Company and the Participating Director and to be in such form and include such terms and conditions not inconsistent with the Plan as the Board or, if and to the extent the Board delegates any of its authority under the Plan, the Committee (as applicable, the "Administrator") may in its discretion from time to time determine.

          The exercise price of the Options must be equal to the fair market value of the Common Stock on the date of grant. The fair market value of the Common Stock is defined as (a) the mean between the highest and the lowest reported sales prices for the Common Stock on that date (or, if there were no such sales on that date, on the next most recent date on which there were such sales) as reported on the New York Stock Exchange Composite Tape; or (b) if the Common Stock is not then listed on a national securities exchange, (i) the mean between the closing bid and asked price quotations for the Common Stock on that date (or if none on that date, on the next most recent date) as reported by the National Association of Securities Dealers Automatic Quotation System or any successor thereto, or (ii) the closing price of the Common Stock on NASDAQ if the Common Stock is designated as a National Market Security.

          If the outstanding shares of Common Stock of the Company are increased, decreased or exchanged for a different number or kind of shares or other securities, or if additional shares or new or different shares or other securities are distributed with respect to such shares of Common Stock or other securities, through merger, consolidation, sale of all or substantially all the property of the Company, reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other distribution with respect to such shares of Common Stock or other securities, an appropriate and proportionate adjustment shall be made in (i) the maximum number and kind of shares or other securities provided in the Plan, (ii) the number and kind of shares or other securities subject to the then-outstanding Options, (iii) the price for each share or other unit or any other securities subject to then-outstanding Options without change in the aggregate purchase price or value as to which such Options remain exercisable and (iv) the number, kind and price of shares or other securities to be granted pursuant to the Plan.

          Notwithstanding the foregoing paragraph, upon dissolution or liquidation of the Company, or upon a reorganization, merger or consolidation of the Company with one or more corporations as a result of which the Company is not the surviving corporation or as a result of which the outstanding Common Stock is converted into or exchanged for cash or securities of another issuer or both, or upon the sale of all or substantially all the assets of the Company, all restrictions applicable to the exercise of outstanding Options shall continue in full force and effect and provision shall be made in connection with such transaction for the continuance of the Plan and the assumption of the outstanding Options by or the substitution for such Options of new options covering the stock of the successor corporation, or a parent or subsidiary thereof or the Company, with appropriate and proportionate adjustment in (i) the number and kind of shares or other securities or cash or other property subject to such Options and (ii) the price for each share or other unit of any other securities or cash or other property subject to such Options without change in the aggregate purchase price or value as to which such Options remain exercisable; provided, however, that if no public market exists for the Common Stock or the other securities or property which would be subject to such Options after consummation of such transaction, such Options shall be converted into the right to receive, upon exercise thereof, an amount of cash equal to the amount determined by the Administrator to be the fair market value on the effective date of such transaction of the stock, other securities, cash and other property that a share of Common Stock is entitled to receive, or into which it is converted, pursuant to such transaction.

          Upon the exercise of an Option, the purchase price will be payable in full in cash or its equivalent acceptable to the Company. In the discretion of the Administrator, the purchase price may be paid by the assignment and delivery to the Company of shares of Common Stock or a combination of cash and such shares equal in value to the exercise price. Any shares so assigned and delivered to the Company in payment or partial payment of the purchase price will be valued at their fair market value on the exercise date.

          The grant of any Option under the Plan may also be subject to such other provisions (whether or not applicable to the Option awarded to any other Participating Director) as the Administrator determines appropriate including, without limitation, provisions to assist the Participating Director in financing the purchase of Common Stock through the exercise of Options, provisions for the forfeiture of or restrictions on resale or other disposition of shares acquired under any form of benefit, provisions giving the Company the right to repurchase shares acquired under any form of benefit in the event the Participating Director elects to dispose of such shares, provisions to comply with federal and state securities laws and federal and state income tax withholding requirements and to such approvals by any regulatory or governmental agency which may be necessary or advisable in connection therewith.

          In connection with the administration of the Plan or the grant of any Option, the Administrator may impose such further limitations or conditions as in its opinion may be required or advisable to satisfy, or secure the benefits of, applicable regulatory requirements

(including those rules promulgated under Section 16 of the Exchange Act or those rules that facilitate exemption from or compliance with the Securities Act or the Exchange Act), the requirements of any stock exchange upon which such shares or shares of the same class are then listed, or of NASDAQ if applicable, and any blue sky or other securities laws applicable to such shares.

          If a Participating Director's services as a member of the Company's board of directors terminates by reason of death, disability or normal board retirement, an Option granted under the Plan held by such Participating Director shall be automatically accelerated with respect to its exercisability and shall become immediately exercisable in full for the remaining number of shares of Common Stock subject to such Option for three years after the date of such termination or until the expiration of the stated term of such Option, whichever period is shorter, and thereafter such Option shall terminate; provided, however, that if a Participating Director dies or suffers a disability during said three year period after normal board retirement such Option shall remain exercisable in full for a period of three years after the date of such death or disability or until the expiration of the stated term of such Option, whichever period is shorter, and thereafter such Option shall terminate. If a Participating Director's services as a member of the Company's board of directors terminates for any other reason, any portion of an Option granted under the Plan held by such Participating Director which is not then exercisable shall terminate and any portion of such Option which is then exercisable may be exercised for three months after the date of such termination or until the expiration of the stated term of such Option, whichever period is shorter, and thereafter such Option shall terminate; provided, however, that if a Participating Director dies or suffers a disability during such three month period, such Option may be exercised for a period of one year after the date of such Participating Director's death or disability or until the expiration of the stated term of such Option, whichever period is shorter, in accordance with its terms, but only to the extent exercisable on the date of the Participating Director's death or disability.

          Options shall not be transferable by the Participating Directors other than by will or the laws of descent and distribution, and during the lifetime of any Participating Director shall be exercisable only by such Participating Director, except that to the extent permitted by applicable law, and Rule 16b-3 promulgated under the Exchange Act, the Administrator may permit a Participating Director to designate in writing during his lifetime a beneficiary to receive and exercise Options in the event of such Participating Director's death. Following the death of a Participating Director, Options held by such Participating Director shall be exercisable, in accordance with their terms, by such designated beneficiary or, if no such beneficiary has been designated, by the Participating Director's estate or by the person or persons who acquire the right to exercise it by bequest or inheritance. Any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of, or to subject to execution, attachment or similar process, any Option granted hereunder, contrary to the provisions of the Plan, shall be void and ineffective, shall give no rights to the purported transferee, and shall at the sole discretion of the Administrator result in forfeiture of such Option with respect to the shares involved in such attempt.

          No person is entitled to the privileges of stock ownership in respect of stock which are subject to Options under the Plan until such person has become the holder of record of such shares.

          COMMON STOCK. Not applicable; the class of the Company's Common Stock to be offered is registered under Section 12 of the Exchange Act.

ITEM 5.   INTERESTS OF NAMED EXPERTS AND COUNSEL

          Not applicable.

ITEM 6.   INDEMNIFICATION OF DIRECTORS AND OFFICERS

          The Bylaws of the Company provide generally for indemnification of officers, directors, agents and employees of the Company to the extent authorized by the Delaware General Corporation Law. Pursuant to Section 145 of the Delaware General Corporation Law, a corporation generally has the power to indemnify its present and former directors, officers, employees and agents against expenses incurred by them in connection with any suit to which they are, or are threatened to be made, a party by reason of their serving in such positions so long as they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation, and with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. With respect to suits by or in the right of a corporation, however, indemnification is not available if such person is adjudged to be liable to the corporation unless the court determines that indemnification is appropriate. In addition, a corporation has the power to purchase and maintain insurance for such persons. The statute also expressly provides that the power to indemnify authorized thereby is not exclusive of any rights granted under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise.

          As permitted by Section 102 of the Delaware General Corporation Law, the Company's Certificate of Incorporation eliminates a director's personal liability for monetary damages to the Company and its stockholders arising from a breach of a director's fiduciary duty, except for liability under Section 174 of the Delaware General Corporation Law or liability for any breach of the director's duty of loyalty to the Company or its stockholders, for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law or for any transaction in which the director derived an improper personal benefit.

          The Company has entered into supplemental indemnification agreements with each of its directors and executive officers. These agreements provide broader indemnity rights than those provided under the Delaware General Corporation Law and the Company's Bylaws. The indemnification agreements are not intended to deny or otherwise limit third-party or derivative suits against the Company or its directors or officers, but to the extent a director or officer were entitled to indemnity or contribution under the indemnification agreement, the financial burden of a third-party suit would be borne by the Company, and the Company would not benefit from derivative recoveries against the director or officer. Such recoveries would accrue to the benefit of the Company but would be offset by the Company's obligations to the director or officer under the indemnification agreement. The Company's Bylaws authorize the Company to purchase and maintain insurance on behalf of its present and former directors, officers, employees and agents, whether or not the Company would have power to indemnify such persons. The Company from time to time maintains directors' and officers' liability insurance in amounts it deems appropriate.

          The above discussion of the Company's Bylaws, Certificate of Incorporation and indemnification agreements and of Section 145 of the Delaware General Corporation Law is not intended to be exhaustive and is qualified in its entirety by such Bylaws, Certificate of Incorporation, indemnification agreements and statute.

ITEM 7.   EXEMPTION FROM REGISTRATION CLAIMED

          Not applicable.

ITEM 8.   EXHIBITS

          Exhibit
          -------

            4.1     The Company's 1996 Non-Employee Directors' Stock Option
                    Plan.(*)

            5.1 Opinion of counsel as to legality of securities being registered.

           23.1     Consent of Ernst & Young LLP, independent auditors.

           23.2     Consent of counsel (included in Exhibit 5.1).

           24.1     Power of Attorney (included herein on the signature page).

----------

     * Incorporated by reference to the Annual Report on Form 10-KSB of the Company for the fiscal year ended December 31, 1996 filed with the Commission on March 27, 1997 pursuant to the Exchange Act.

ITEM 9.   UNDERTAKINGS.

          The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the Prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

     Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the
     --------  -------
     information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

          (3) To remove from registration by means of post-effective amendment any of the securities which remain unsold at the termination of the offering.

          The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on April 11, 1997.


                                       PROTEIN POLYMER TECHNOLOGIES, INC.,
                                       a Delaware corporation



                                       By: /s/ J. THOMAS PARMETER
                                          --------------------------------------
                                          J. Thomas Parmeter
                                          President & Chief Executive Officer

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints J. Thomas Parmeter and Aron P. Stern, and each of them, his true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign this Registration Statement and any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

        Signature                 Title                                   Date
        ---------                 -----                                  ----

/s/ J. Thomas Parmeter            Chairman of the Board, President        April 11, 1997
------------------------          and Chief Executive Officer
J. Thomas Parmeter                (Principal Executive Officer)

/s/ Aron P. Stern                 Vice President-Finance and Chief        April 11, 1997
------------------------          Financial Officer (Principal Financial
Aron P. Stern                     and Accounting Officer)

------------------------          Director
Edward E. David

/s/ George R. Walker              Director                                April 11, 1997
-------------------------
George R. Walker
                                  Director
------------------------
Brent R. Nicklas

/s/ Russell T. Stern              Director                                April 11, 1997
------------------------
Russell T. Stern

/s/ Bertram I. Rowland            Director                                April 11, 1997
-------------------------
Bertram I. Rowland

/s/ Philip J. Davis               Director                                April 11, 1997
-------------------------
Philip J. Davis

/s/ Edward J. Hartnett            Director                                April 11, 1997
-------------------------
Edward J. Hartnett

                                 EXHIBIT INDEX


     Exhibits
     --------

        4.1         1996 Non-Employee Directors' Stock Option Plan.(*)

        5.1 Opinion of counsel as to legality of securities being registered.

       23.1         Consent of Ernst & Young LLP, independent auditors.

       23.2         Consent of counsel (included in Exhibit 5.1).

       24.1         Power of Attorney (included herein on the signature page).

     ------------

     * Incorporated by reference to the Annual Report on Form 10-KSB of the Company for the fiscal year ended December 31, 1996 filed with the Commission on March 27, 1997 pursuant to the Exchange Act.

                                      -12-